Exhibit 99.1

Net Asset Value

We calculate net asset value per share in accordance with valuation policies and procedures that have been approved by our board of directors. Our monthly net asset value (“Net Asset Value”) is used to calculate the prices at which we sell our shares, except our V Shares. The tables that follow include the Net Asset Value of outstanding shares as of January 31, 2026. The following table provides a breakdown of the major components of our Net Asset Value as of January 31, 2026 ($ in thousands, except shares):

Components of Net Asset Value
Investments at fair value (cost of $1,553,898)	$1,682,498
Cash and cash equivalents	147,908
Foreign currencies at fair value (cost of $1,116)	1,136
Other assets	28,940
Derivative liabilities	(5,655)
Other liabilities	(68,433)
Net Asset Value	$1,786,394
Number of outstanding shares	62,977,787

The following table provides a breakdown of our total Net Asset Value and our Net Asset Value per share by type as of January 31, 2026 ($ in thousands, except shares and per share data):

Type	Monthly Net Asset Value	Number of Outstanding Shares	Net Asset Value per share
Series I
A-II Shares	$387,864	13,787,872	$28.13
F-I Shares	$79,561	2,870,589	$27.72
V Shares	$1	40	$25.00
E shares	$316	11,082	$28.52
I Shares	$58,678	2,114,974	$27.74
S Shares	$3	110	$27.73
Series II
A-II Shares	$1,177,660	41,267,694	$28.54
F-I Shares	$68,645	2,441,833	$28.11
V Shares	$1	40	$25.00
E shares	$1,580	54,593	$28.93
I Shares	$12,082	428,850	$28.17
S Shares	$3	110	$28.15
Total	1,786,394	62,977,787